Exhibit 10.38

First Amendment to Office Lease

     THIS FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is entered into between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership (“Landlord”), and GAINSCO, INC., a Texas corporation (“Tenant”).

     A. Landlord and Tenant executed that certain Office Lease dated as of May 3, 2005 (the “Original Lease”) covering certain space designated as Suite 1200, containing approximately 20,585 square feet of Rentable Area on the 12th floor (the “Original Premises”) of the office building located at 3333 Lee Parkway, Dallas, Texas (the “Building”).

     B. Tenant requires temporary space in the Building while awaiting the Commencement Date for the Original Premises and Landlord was willing and able to accommodate this need.

     C. Tenant exercised its Preferential Right to lease certain space on the 11th Floor of the Building as described and provided for in this First Amendment.

     D. Landlord and Tenant now desire to amend the Lease as set forth below. The Original Lease, as modified by this First Amendment, shall be referred to as the “Lease”. Unless otherwise expressly provided in this First Amendment, capitalized terms used in this First Amendment shall have the same meanings as in the Lease.

Agreement:

     In consideration of the sum of Ten and No/100 Dollars ($10.00), the mutual covenants and agreements contained herein and in the Original Lease, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Landlord and Tenant amend and modify the Original Lease as follows:

Lease of Temporary Space

1. Temporary Space. Commencing on June 1, 2005 and continuing until the Temporary Space Expiration Date, as hereinafter defined (the “Temporary Term”), Tenant leases from Landlord Suite 475 located on the 4th floor of the Building (the “Temporary Space”) , the location of which is depicted on Exhibit A attached to this First Amendment. During the Temporary Term, the Temporary Space shall be part of the Premises, subject to the terms of this First Amendment. As used herein, the term “Temporary Space Expiration Date” shall mean the later of (a) fifteen (15) Business Days after the Commencement Date; as such term is defined in the Original Lease, or (b) the last day of the month in which the Commencement Date occurs. If there are fewer than 15 Business Days between the Commencement Date and the last day of the month in which the Commencement Date occurs, then the monthly installments of Temporary Rent (hereinafter defined) payable to Landlord by Tenant for the remainder of the Temporary Term shall be prorated on a daily basis based on a 30 or 31-day month, as applicable.

2. Temporary Rent. During the Temporary Term Tenant shall pay Landlord monthly installments or rent (“Temporary Rent”) in advance by the first day of each month in the amount of $705.71 in the same manner and location as specified for the payment of Base Rent in the Original Lease.

3. Condition of the Temporary Space. Landlord and Tenant agree that the Temporary Space will be delivered to Tenant in its “as is” condition. Tenant agrees that its taking possession of the Temporary Space shall be conclusive evidence as against Tenant that the Temporary Space was in the condition agreed upon between Landlord and Tenant, and shall be an acknowledgment by Tenant that it accepts the Temporary Space in its then “as is” condition, without any further improvement thereof required by Landlord.

333 LEE PARKWAY / GAINSCO, INC.

First Amendment to Office Lease
Exhibit B — Page i

4. Surrender of the Temporary Space. Tenant shall surrender the Temporary Space on the Temporary Space Expiration Date in accordance with Section 29 of the Original Lease.

Exercise of Preferential Right to Lease

5. Preferential Right to Leasex. Pursuant to the Preferential Right to Lease attached as Rider No. 2 to the Original Lease, Tenant leases from Landlord an additional 11,130 Rentable Square Feet on the 11th floor of the Building (the “First Preferential Space”), the location of which is depicted on Exhibit B attached to this First Amendment. The Lease term for the First Preferential Space shall run concurrent with the Term of the Lease. Effective upon the Commencement Date (as defined in the Original Lease) the First Preferential Space shall be deemed a part of the Premises for all purposes.

6. Early Termination. Tenant shall continue to have the option to terminate its lease of the Original Premises on the terms and conditions provided for in Section 3.D of the Original Lease. In addition, Tenant shall have the option to terminate its lease of the First Preferential Space on the same terms and conditions, except the termination of the lease of the First Preferential Space shall be conditioned on the payment of six (6) times (instead of four [4] times) the Base Rent payable for the month immediately preceding the Termination Date. Tenant shall have the option to terminate its lease of the Original Premises and the First Preferential Space, separately, or both at the same time.

7. Rent.

     (a) Base Rent for First Preferential Space. Commencing upon the Commencement Date, the Base Rent due and payable for the First Preferential Space shall be the following amounts for the following periods of time:

			Annual Rate	Monthly
	Period		Per RSF	Base Rent
CD	through	Month 12	$0.00	$0.00
Month 12	through	Month 36	$17.50	$16,231.25
Month 37	through	Month 60	$18.50	$17,158.75
Month 61	through	Month 84	$19.50	$18,086.25
Month 85	through	ED	$20.50	$19,013.75

CD = Commencement Date            ED = Expiration Date

     (b) Payment. All rental shall be paid in accordance with the terms and provisions of the Lease, as modified by this First Amendment.

8. Additional Leasehold Improvements and Construction Allowance. Paragraph 3 of the Work Letter attached as Exhibit D to the Original Lease shall be amended to provide that the Construction Allowance shall include an additional amount not to exceed $25.00 multiplied by the Rentable Square Footage of the First Preferential Space, toward the cost of constructing the Landlord Work within the Premises (either or both the Original Premises and the First Preferential Space). Such additional Construction Allowance must be utilized within the first full 48 calendar months of the Lease Term. Modifications or supplements to the Approved Construction Documents to accommodate construction of additional leasehold improvements in the First Preferential Space shall be handled in accordance with Paragraph 5(A) of the Work Letter. Upon Landlord’s approval, such additional leasehold improvements to be constructed in the First Preferential Space shall become part of the Landlord Work.

9. Parking. Effective as of the Commencement Date, Tenant shall be entitled to an additional 33 parking permits which allow access to unreserved spaces in Parking Facilities. Any charges for such permits shall be abated for the initial Lease Term.

333 LEE PARKWAY / GAINSCO, INC.

First Amendment to Office Lease
Exhibit B — Page ii

Miscellaneous

10. Brokers. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this First Amendment. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with this First Amendment.

11. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery of this First Amendment to Landlord. If Tenant fails to execute and deliver a signed copy of this First Amendment to Landlord by 5:00 p.m., June 30, 2005, this First Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this First Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

12. Miscellaneous. This First Amendment shall become effective only upon its full execution and delivery by Landlord and Tenant. This First Amendment contains the parties’ entire agreement regarding the subject matter covered by it and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this First Amendment. All exhibits referenced in this First Amendment are incorporated by reference and made a part hereof for all purposes. Except as modified by this First Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this First Amendment, shall be binding upon and shall inure to the benefit of Landlord and Tenant, their successors and permitted assigns.

13. Ratification. Tenant confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

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333 LEE PARKWAY / GAINSCO, INC.

First Amendment to Office Lease
Exhibit B — Page iii

LANDLORD AND TENANT enter into this First Amendment as of the Effective Date specified below Landlord’s signature.

Tenant:		Landlord:
GAINSCO, INC., a Texas corporation		CRESCENT REAL ESTATE FUNDING VIII, L.P.,
a Delaware limited partnership

By:	/s/ Glenn W. Anderson
	Name: Glenn W. Anderson	By:	CRE Management VIII, LLC.,
	President and CEO		a Delaware limited liability company,
its general partner

			By:	Crescent Real Estate Equities, Ltd.
a Delaware corporation, its manager

				By:	/s/ Michael S. Lewis Name: Michael S. Lewis Title: Senior Vice President Leasing & Marketing
Effective Date: July 13, 2005

[EXHIBITS OMITTED]

333 LEE PARKWAY / GAINSCO, INC.

First Amendment to Office Lease
Exhibit B — Page iv